Exhibit 11

[●], 2011

Security Income Fund
One Security Benefit Place
Topeka, Kansas 66636

Subj:           Security Income Fund

Dear Sir or Madam:

As counsel to Security Benefit Corporation, the parent company of Security Investors, LLC, which serves as investment adviser to Security Income Fund  (the “Company”), I am familiar with the business operations, practices and procedures of the Company.  I have reviewed the Company’s Registration Statement on Form N-14, which relates to the Company's authorized shares of common stock, par value of $1.00 per share (the “Shares”), proposed to be issued in accordance with the terms of the Plan of Reorganization dated [●], 2011 (the “Plan”), including the proposed reorganization of the TS&W / Claymore Tax-Advantaged Balanced Fund into Rydex | SGI Municipal Fund, a series of the Registrant.

In connection with rendering the opinions set forth below, I have examined the Registration Statement, including the Plan, which is being filed as an exhibit thereto; the Company’s Articles of Incorporation and Bylaws; resolutions of the Board of Directors of the Company relating to the approval of the Plan and the issuance of the Shares; and such other documents as I deemed relevant. In conducting my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. I have not independently established any facts represented in the documents so relied on.

I am a member of the Bar of the State of Kansas. The opinions expressed in this letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws (other than the conflict of law rules) of the State of Kansas applicable to the issuance of shares by registered investment companies organized as corporations under Kansas law and to the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and regulations thereunder. I express no opinion with respect to any other laws.

On the basis of the foregoing, it is my opinion that issuance of the Shares pursuant to the Plan has been duly authorized by the Company and, when issued upon the terms provided in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

AMY J. LEE

Amy J. Lee
Secretary
Security Investors, LLC